UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bryn Mawr Bank Corporation

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BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY APRIL 27, 2011

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the “Corporation”) will be held at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA on Wednesday, April 27, 2011, at 11:00 A.M., for the following purposes:

1. To elect three Class I directors to serve a four-year term;

2. To approve a non-binding advisory vote on executive officer compensation;

3. To approve a non-binding advisory vote on the frequency of the advisory vote on executive officer compensation in future years;

4. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2011; and

Such other business as may properly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. See the accompanying Proxy Statement for details about these proposals. Only shareholders of record at the close of business on March 10, 2011, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. Shareholders may vote in person or by proxy.

Our proxy statement and a form of proxy are included with this Notice.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

Geoffrey L. Halberstadt Corporate Secretary

Bryn Mawr, PA

March 28, 2011

IMPORTANT NOTICE

To assure your representation at the Annual Meeting, please complete, date, sign, and promptly mail the enclosed proxy card in the return envelope, or submit your proxy by telephone or over the Internet by following the instructions found on the proxy card, so that your shares may be voted in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. If you mail your proxy card, no postage is necessary if mailed in the United States. Submitting your proxy by mail, telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting, or to revoke your proxy at any time prior to its use for any purpose. Any shareholder who is present at the meeting may withdraw its proxy prior to its use for any purpose and vote in person.

PROXY STATEMENT

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010

INFORMATION REGARDING THE ANNUAL MEETING

Matters to be Considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Wednesday, April 27, 2011, at 11:00 A.M. at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of three Class I directors to serve a four-year term, a non-binding advisory vote on executive officer compensation, a non-binding advisory vote on the frequency of the advisory vote on executive officer compensation in future years, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2011, and such other business as may properly come before the meeting or any adjournment thereof.

The proxies are authorized to transact such other business as may properly come before the Annual Meeting. This proxy statement and the proxy are being mailed to shareholders on or about March 28, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2011

This proxy statement and the Corporation’s annual report to security holders are available at www.bmtc.com by clicking on “About Us,” followed by “Investor Relations,” and then the “SEC Filings” tab.

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on March 10, 2011, as the date for determining holders of record of our common stock, entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting.

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 10, 2011, there were 12,460,376 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has executed a valid proxy for the shares. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly executed proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly executed proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Withheld” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For the other items of business to be presented at the Annual Meeting, if a quorum is present, the Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation to our Corporate Secretary Geoffrey L. Halberstadt at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, then the proxy agents will vote in accordance with their best judgment.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiary, The Bryn Mawr Trust Company (the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of our common stock held of record by such persons, and we will reimburse them for their expenses in doing so.

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of three directors to our Board. The following directors have been nominated by our Board for election as directors to serve as follows:

Class I—Term to Expire in 2015:

(1) Donald S. Guthrie

(2) Scott M. Jenkins

(3) Jerry L. Johnson

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The Board knows of no reason why the nominees will be unavailable or unable to serve as directors. We expect all nominees to be willing and able to serve as directors.

For each director position to be elected, a majority of the votes cast in person or by proxy for that position is required to elect a nominee. Proxies solicited by the Board will be voted for the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT OUR DIRECTORS

Our Directors

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since
NOMINEES FOR DIRECTOR – CLASS I

If elected, the terms of the following directors will expire in 2015:
Donald S. Guthrie Mr. Guthrie joined the Corporation’s Board of Directors in connection with the acquisition by merger of First Keystone Financial, Inc. (“First Keystone”). Mr. Guthrie was the Chairman of the Board of First Keystone from 2005 until the closing of the First Keystone transaction. Mr. Guthrie brings to the Board both valuable contacts within the Media and Delaware County communities, and also significant insight and relationships with the Bank’s former First Keystone Bank customers and prospects.	76	2010

Scott M. Jenkins

President, S. M. Jenkins & Co., a financial and management consulting firm; Director and Chairman of the Board of The Philadelphia Contributionship since 2002; Director of The Reinvestment Fund since 2000; and Director of Encorium Group, Inc. from 2001 to 2008.

Mr. Jenkins has over 20 years of experience as President of his own financial management and consulting firm which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience coupled with his investment advisory experience are valuable resources for our Board and Wealth Management Division.

	56	2006

Jerry L. Johnson

Mr. Johnson has been a Principal Partner at the accounting firm of Heffler, Radetich & Saitta, LLP since October 2010 and a member of the Executive Committee since January 2011. From 2008 to August 2010, Mr. Johnson was the Vice Chairman, responsible for mergers and acquisitions, activities and growth initiatives for PRWT Services, Inc., a business services company. Prior to that, he was the Chairman of Radnor Trust from 2002 to 2006 and Chairman of the RTC Holding from 2006 to 2009. Mr. Johnson was the President of eMoney Advisor, Inc. Mr. Johnson also has almost 20 years of experience in the telecommunications industry, and venture capital management experience. From 1998 to 2006, Mr. Johnson served on the board of OAO Technologies Solution from 1996 to 2001 the board of Dynegy, Inc. from 2000 to 2002 and Educational Management Corp. from 2003 to 2005. Mr. Johnson also has current and past experience on a number of boards of private and non-profit organizations, including bank and trust companies.

Mr. Johnson brings to the Board significant public company, corporate and business related experience. His background in the financial services and telecommunications industries, as well as his activities and business contacts provide valuable insight and networks within the local and regional business communities.

	63	n/a

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since
CONTINUING DIRECTORS – CLASS II

The terms of the following directors expire in 2012:

B. Loyall Taylor, Jr. President, Taylor Gifts, Inc., mail order catalog sales. Mr. Taylor has financial expertise in foreign and domestic market trading coupled with expertise in marketing to consumers from his 31 plus years as Chief Executive Officer of a mail order catalog company. Mr. Taylor is our longest serving board member, providing over 25 years of board experience as well as extensive knowledge of our business.	64	1986

Andrea F. Gilbert

President, Bryn Mawr Hospital.

As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day to day operations, strategic planning, fundraising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million (based on revenues and expenses) organization which employs 2,000 people. With 26 years of experience in health care management, Ms. Gilbert brings to the Board an extensive background and experience level in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

	57	2004

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since
CONTINUING DIRECTORS – CLASS III

The term of the following directors expire in 2013:

Wendell F. Holland

Partner, Saul Ewing LLP; Chairman, Pennsylvania Public Utility Commission until 2008 and previously Commissioner from September, 2003.

Mr. Holland has 31 years of experience as a business and energy lawyer and is currently a partner at Saul Ewing LLP. He has previously served as both the Chairman (during two separate terms for a total of four years) and the Commissioner (for four years) of the Pennsylvania Public Utility Commission. Mr. Holland has been on our Board since 1997 and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.

	59	1997

Frederick C. Peters II

Chairman of the Corporation and the Bank since August, 2002, President and Chief Executive Officer of the Corporation and the Bank since January 2001; Director of Bryn Mawr Film Institute; Director of Pennsylvania Association of Community Bankers; and Director and Deputy Chairman of the Audit Committee of the Federal Reserve Bank of Philadelphia.

Mr. Peters has over 35 years of experience in the Banking Industry. Mr. Peters’ day to day leadership as Chief Executive Officer of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company provide him with intimate knowledge of our operations.

	61	2001

David E. Lees

Senior Partner, myCIO Wealth Partners, LLC since July, 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December, 1996 to June 30, 2005; Partner, Renaissance Equity Fund since August, 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January, 2000 to May, 2005.

Mr. Lees has significant experience in the financial services and wealth management arena as a Senior Partner of myCIO Wealth Partners, and a former partner and National Director of Ernst & Young’s Wealth Advisory Service Practices. Mr. Lees’ experience as a nationally recognized wealth and investment advisor provides valuable insight for the wealth management and financial sectors for our Board and our Wealth Management Division.

	50	2005

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since
CONTINUING DIRECTORS – CLASS IV

The term of the following directors expire in 2014:

Francis J. Leto

Executive Vice President and head of the Bank’s Wealth Management Division, since January 20, 2009; member of the Board of Managers of Lau Associates LLC, a subsidiary of the Corporation, since September 2009 and member of the Board of Managers of its former parent holding company, JNJ Holdings LLC, from September 2009 until it was merged out of existence on December 31, 2009; General Counsel, Lifestyle Development, LP, October 2007 to January 2009; Of Counsel, Brett Senior & Associates, April 2006 to January 2009; President, Brandywine Abstract Company, L.P. from May 1988 to January 2009.

Mr. Leto’s background as a lawyer and his many years of experience in real estate matters, title insurance, and business development provide a unique perspective to the Board, both as a director and a member of the Bank’s executive management team. Mr. Leto’s experience has also allowed him to develop many relationships in the greater Philadelphia area which foster good relations between the Bank and the community in general.

	51	2002

Britton H. Murdoch

Lead Director of the Boards of Directors of the Corporation and the Bank. Chief Executive Officer, BMW of the Main Line since July 2006; Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000; member of the Board of Trustees since 2008 and head of Audit Committee for Thomas Jefferson University; principal of Bala Properties North, South, & West LLC, dealership real estate holding companies, since July 2008; and Director of Susquehanna Patriot Bank from 1997 to 2006.

Mr. Murdoch’s years of experience as chief financial officer of Airgas, Inc., a New York Stock Exchange publicly traded company, from 1990 to 1996 provides the Board with the perspective of someone with direct responsibility for financial and accounting issues. Mr. Murdoch is currently a Trustee of Thomas Jefferson University since 2008 and is chairman of their Audit Committee. He also manages his own companies, is the founder and managing director of a business consulting and venture capital firm, and is the Chief Executive Officer and principal of an automotive dealership group. Mr. Murdoch has extensive experience in the field of mergers and acquisitions, and his finance experience and leadership skills make him a valuable resource to our Board.

	53	2006

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of March 10, 2011 (except as otherwise indicated), for each of our directors, director nominees, certain executive officers and the persons known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options	Percent of Outstanding Stock(2)

Current Directors and Nominees(8)
Thomas L. Bennett(9)	7,995		4,395	*
Andrea F. Gilbert	7,874		13,645	*
Donald S. Guthrie	76,602		—	*
Wendell F. Holland	6,172		9,395	*
Scott M. Jenkins	3,500		7,020	*
Jerry L. Johnson	—		—	*
David E. Lees	19,000		10,520	*
Britton H. Murdoch	11,745		6,716	*
B. Loyall Taylor, Jr.	8,260	(4)	19,395	*
Named Executive Officers(8)
Frederick C. Peters II	44,163	(3)	144,600	1.5%
J. Duncan Smith	7,309	(5)	38,300	*
Alison E. Gers	4,742	(6)	73,300	*
Joseph G. Keefer	6,740	(7)	63,300	*
Francis J. Leto	8,985		21,506	*
All Directors and Executive Officers as a Group (15 persons)	214,961		455,777	5.19%

5% Owners
Radnor Blind Trust(10) John F. McGill, Trustee 9419 Meadowbrooke Ave. Philadelphia, PA 19118	1,698,675		—	13.63%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	656,050	(11)	—	5.27%

*	Less than one percent.
(1)

Certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. Additionally, Mr. Peters holds his shares of phantom stock under our Deferred Bonus Plan for Executives. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year. A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the present right to receive an actual share of stock or to vote the phantom stock unit. At such time as a Director is entitled to receive a distribution of his account balance under the plan, he can elect to receive a distribution either in cash or shares of stock, as he directs. The below chart shows the number of shares of phantom stock outstanding for our directors as of March 10, 2011. Taking the number of shares of phantom stock held by directors and executive officers into account together with the total security ownership of such persons as represented in the beneficial ownership table above, the Corporation’s current directors and executive officers hold the economic equivalent of 6.00% of the Corporation’s stock (including exercisable stock options).

Name	Phantom Stock Held
Fredrick C. Peters II	197
Scott M. Jenkins	10,488
David E. Lees	5,942
B. Loyall Taylor, Jr.	59,739

For additional information, see the section entitled “DIRECTOR COMPENSATION—Directors’ Deferred Payment Plans” at page 19, and “NONQUALIFIED DEFERRED COMPENSATION—Deferred Bonus Plan for Executives” at page 43.

(2)

Stock ownership information includes shares that the individual has the right to acquire within sixty days of March 10, 2011. Each executive officer holds sole investment power over shares held for such executive officer in our 401(k) Plan. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares.

(3)	Includes 3,263 shares held for Mr. Peters in the 401(k) Plan, determined as of March 10, 2011.
(4)

Includes 4,173 shares held in trust for his children over which Mr. Taylor has sole voting and investment power, and 2,087 shares held in a trust over which Mr. Taylor as co-trustee has joint voting and investment power.

(5)	Includes 1,704 shares held for Mr. Smith in the 401(k) Plan, determined as of March 10, 2011.
(6)	All shares are held for Ms. Gers in the 401(k) Plan, determined as of March 10, 2011.
(7)	All shares are held for Mr. Keefer in the 401(k) Plan, determined as of March 10, 2011.
(8)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.
(9)	Mr. Bennett’s term as a director will expire at the Annual Meeting in 2011.
(10)	The Radnor Blind Trust, John F. McGill, Trustee, has the sole voting and dispositive power over the shares for which Mr. George W. Connell, Sr. is the sole beneficial owner.
(11)	As of December 31, 2010.

CORPORATE GOVERNANCE

Introduction

All of our directors also serve as directors of our subsidiaries, including the Bank, and serve on the same committees of each organization. Five of our directors also serve on the Bank’s Wealth Management Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the Code of Business Conduct and Ethics heading. Printed copies are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The President and the Corporate Secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members during 2010 were independent and met the independence requirements of Nasdaq Stock Market, except for Frederick C. Peters II, Francis J. Leto and Donald S. Guthrie. In determining the independence of its directors other than Mr. Peters, Mr. Leto and Mr. Guthrie during 2010, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions the Corporation made to non-profit organizations with whom any of the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading, transactions with Related Persons. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Leadership Structure

At the present time, the Board believes that the Corporation’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Corporation’s business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Corporation’s independent directors bring experience, oversight and expertise from outside the Corporation and industry, while the Chief Executive Officer brings Corporation specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Britton H. Murdoch, an independent director who serves as Chairman of the Executive Committee, was selected by the Board to serve as the Lead Director in 2010. As Lead Director, Mr. Murdoch presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management.

Communications with Directors

Our Board of Directors provides a process for security holders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board by mailing the written communications, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2010 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board will continue their practice of holding scheduled executive sessions on a regular basis but, in any event, not less than twice a year. Executive sessions were held at the conclusion of each meeting of the Board of Directors in 2010.

Risk Oversight

The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Chairman and Chief Executive Officer meets regularly with other senior officers to discuss strategy and risks facing the Corporation. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. Each quarter, the Board of Directors receives presentations from senior management on strategic matters, key challenges, and risks and opportunities for the Corporation.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting, internal controls and compliance with accounting regulatory requirements, and, in accordance with Nasdaq Stock Market requirements, discusses policies with respect to risk assessment and risk management. Reports addressing these responsibilities are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, succession planning for our directors, and corporate governance. The Risk Management committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to the Bank’s loan portfolio and its credit quality, asset and liability management, the Bank’s investment portfolio and various consumer regulatory matters.

Additionally, the Board of Director’s leadership structure with a combined Chairman and Chief Executive Officer and a Lead Director provide substantial opportunities for the independent directors to interact with the management of the Corporation and Bank at various Board and committee meetings. The Board believes this interaction offers independent directors added insight to the risks of the Bank and the Corporation, and aids the Board in its risk management function.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominate (or select to fill a vacancy) the prospective candidate.

The Nominating and Corporate Governance Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. The committee will consider written proposals from shareholders for nominees for director. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the committee considers:

•	our need for particular talents and experience;

•	that at least a majority of the directors be independent under the Nasdaq Stock Market rules; and

•

the requirement that our Audit Committee meet the financial literacy requirements under the Nasdaq Stock Market rules and that at least one of them qualifies as an Audit Committee financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, members of the Board should also:

•	be of the highest ethical character;

•	share our values;

•	have reputations, both personal and professional, consistent with our image and our reputation;

•	be active or former leaders of organizations;

•	possess knowledge in the fields of financial services and wealth management;

•	have an understanding of the Bank’s marketplace;

•	have relevant expertise and experience which will be useful in offering advice and guidance to the Chief Executive Officer;

•	be independent of any particular constituency; and

•	be able to represent all of our shareholders.

Nominees for director must also be willing to commit the necessary time to devote to Board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should also have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must also be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

In considering nominees for director, the committee also considers the Board’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. Our diversity policy is designed to create and foster a supportive and understanding environment in which all individuals realize their maximum potential, regardless of their differences. Our goal is to ensure that in carrying out our activities, we promote equality of opportunity across all activities, promote good relations between people of diverse backgrounds, and avoid unlawful discrimination.

OUR BOARD OF DIRECTORS

Our By-Laws provide that our business will be managed by a Board of Directors of not less than eight and not more than thirteen directors, as fixed from time to time by the Board of Directors. Our Board, as provided in the By-Laws, is divided into four classes of directors, with each class being as nearly equal in number as possible. Assuming all of the nominees for director are elected at the Annual Meeting, there will continue to be ten (10) directors with three (3) members in Class I, two (2) members in Class II, three (3) members in Class III, and two (2) members in Class IV. The Corporation and the Bank have the same Board members.

Under our By-Laws, persons selected by the Board to fill a vacancy on the Board serve as directors for a term expiring with the next annual meeting of shareholders. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four year term. Directors remain in their positions until their successors are elected and take office.

In 2010, our Board of Directors met seven (7) times. Each director attended 100% of the aggregate of the total number of Board meetings held during 2010 when he or she was a director and at least 75% of the total number of meetings that were held by each committee when he or she served on those committees.

Information About Committees of our Board of Directors

Our Board has five standing committees. They are the Executive, Nominating and Corporate Governance, Risk Management, Audit and Compensation Committees. The Corporation and the Bank have the same committees with the same members for each committee, except that the Bank also has a Wealth Management Committee.

The following shows the Board committee members for the Corporation and the Bank as of the printing of this Proxy Statement, including committee changes made during 2010 with respect to certain directors:

Thomas L. Bennett

Current member of the following committees:

Risk Management Committee

Audit Committee

Wealth Management Committee

Andrea F. Gilbert

Current member of the following committees:

Nominating and Corporate Governance Committee

Risk Management Committee

Compensation Committee (committee chairperson)

Wendell F. Holland

Current member of the following committees:

Nominating and Corporate Governance Committee

Compensation Committee

Risk Management Committee (committee chairperson)

Scott M. Jenkins

Current member of the following committees:

Audit Committee (committee chairperson, financial expert)

Risk Management Committee

Nominating and Corporate Governance Committee

David E. Lees

Current member of the following committees:

Executive Committee

Compensation Committee

Wealth Management Committee (committee chairperson)

Francis J. Leto

Current member of the following committees:

Executive Committee

Wealth Management Committee

Britton H. Murdoch

Current member of the following committees:

Executive Committee (committee chairperson)

Audit Committee (financial expert)

Wealth Management Committee

Frederick C. Peters II (Chairman of the Board)

Current member of the following committees:

Executive Committee

Risk Management Committee

Wealth Management Committee

B. Loyall Tavlor Jr.

Current member of the following committees:

Executive Committee

Compensation Committee

Audit Committee

Nominating and Corporate Governance Committee (committee chairperson)

Donald S. Guthrie, effective July 1, 2010

Current member of the following committees:

Wealth Management Committee

Risk Management Committee

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action prior to the next meeting of our Board. The Executive Committee exercises the authority and powers of the Board at intervals between meetings of the full Board as permitted by law. During 2010, the committee held nine (9) meetings. The Bank’s Executive Committee also meets to ratify certain of the Bank’s loans to customers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our personal codes of conduct and related internal policies and guidelines, and recommends any proposed changes to the Board for approval. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Nominating and Corporate Governance Committee Charter. Each member of the committee is independent as defined by Nasdaq Stock Market rules. During 2010, the committee held four (4) meetings.

Risk Management Committee

The Risk Management Committee meets to review and manage the material business risks which confront us. The Risk Management Committee establishes and monitors policies and procedures designed to lead to an understanding of, and to identify, control, monitor and measure, our material business risks. Those risks include loan quality and concentration, interest rate and market risk, compliance risk, and liquidity risk. During 2010, the committee held eight (8) meetings.

Audit Committee

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Each member of the committee is independent and financially literate as those terms are defined by the Nasdaq Stock Market. The committee held five (5) meetings in 2010. Our Board has determined, based on their experience and background which are more fully described in their respective bios beginning at page 4 of this Proxy Statement, that Scott M. Jenkins and Britton H. Murdoch, each independent directors, are financial experts as defined by the regulations of the SEC. The current Audit Committee charter was attached as Appendix A to the proxy statement for the Corporation’s 2009 Annual Meeting of Shareholders, filed with the SEC on Definitive Form 14A on March 17, 2009.

Compensation Committee

The Compensation Committee meets to discuss compensation matters. Each member of the committee is independent as defined by the Nasdaq Stock Market. During 2010, the committee held five (5) meetings. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Compensation Committee Charter.

Our Compensation Committee is responsible for recommending to the full Board our compensation practices and for administering those practices. They determine the salary and bonuses for our executive officers, and are responsible for setting and administering the policies for our equity incentive programs.

Among other responsibilities discussed in the charter, the committee has the responsibility to:

•

annually review and approve corporate goals and objectives for the compensation of the Chief Executive Officer; evaluate the Chief Executive Officer’s performance; and determine and approve the compensation and benefits to be paid to the Chief Executive Officer;

•

annually review and discuss with the Chief Executive Officer the performance of all other executive officers; evaluate their performance; and determine and approve the compensation and benefits to be paid to them;

•	review and recommend to the full Board the compensation and benefits for non-employee directors;

•	administer equity incentive award programs and determine the awards to be granted under those plans; and

•	review and provide, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

The Compensation Committee normally will not grant equity incentive awards except during a period when trading is open (not blacked-out) in the Corporation’s common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period begins on the fourth business day after quarterly earnings are released and ends thirty calendar days later. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee has the authority to hire third party consultants for compensation matters and the authority to review and approve any third party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “Compensation Discussion and Analysis—Benchmarking Data and Use of Compensation Consultants” beginning on page 29 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2010 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended, nor any other interlocking relationships as defined by the SEC.

Wealth Management Committee

The Bank’s Wealth Management Committee meets at least quarterly and has general supervision over the Bank’s Wealth Management Division and its investments. The committee held six (6) meetings during 2010. The Wealth Management Committee reviews and approves policies and procedures for the Wealth Management Division’s investment activities, approves certain discretionary distributions from trusts of which the Bank is trustee, reviews and confirms new accounts and helps determine the overall strategic direction for the division.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

Thomas L. Bennett	$25,002	$27,565	$219	$52,786
Andrea F. Gilbert	23,502	27,565	219	51,286
Wendell F. Holland	25,502	27,565	219	53,286
Scott M. Jenkins(4)(6)	34,502	27,565	219	62,286
David R Lees(4)	29,502	27,565	219	57,286
B. Loyall Taylor, Jr. (4)	31,502	27,565	219	59,286
Britton H. Murdoch(5)	46,002	37,302	360	83,664
Donald Guthrie	9,506	20,657	164	30,327

(1)	Frederick C. Peters II and Francis J. Leto are not included in this table as they are employees of the Corporation and the Bank and thus receive no compensation for their service as directors.
(2)

The dollar amount represents 668 shares of common stock at the market price of $18.71 on May 4, 2010 for all of the directors as part of their annual retainer except for Mr. Guthrie. Mr. Guthrie received 510 shares of common stock at the market price of $18.37 on July 27, 2010 as part of his retainer as a director after the consummation of the First Keystone transaction. We do not issue fractional shares. We paid the difference between the directors’ $12,500 annual retainer (pro rated to 75% for Mr. Guthrie) and the value of the awarded stock to the directors in cash.

(3)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of both the unrestricted common stock granted to the directors in connection with their annual retainers, as well as restricted common stock underlying the Performance Awards granted to directors in 2010. See “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants” at page 27 for more information regarding Performance Awards.

(4)	Each of these directors elected to defer their fees and stock awards through our Deferred Payment Plans for Directors.
(5)	Includes the value of Performance Awards and cash granted to Mr. Murdoch in 2010 that were compensation for his additional services as Lead Director in 2010.
(6)

Mr. Jenkins serves as an independent director for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and was paid a fee of $1,000 for attending each of that entity’s four meetings in 2010.

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2010:

Director	Number of Shares Underlying Stock Awards	Number of Shares Underlying Option Awards	Options Vested	Options Unvested
Mr. Bennett	1,563	11,475	4,395	7,080
Ms. Gilbert	1,563	20,725	13,645	7,080
Mr. Holland	1,563	18,475	11,395	7,080
Mr. Jenkins	1,563	14,100	7,020	7,080
Mr. Lees	1,563	17,600	10,520	7,080
Mr. Murdoch	2,573	16,082	6,716	9,366
Mr. Taylor	1,563	30,475	23,395	7,080
Mr. Guthrie	1,171	—	—	—

Directors’ Fees

At its first meeting after each annual meeting, the Compensation Committee reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation. In July 2010, the Compensation Committee reviewed the components of director compensation and recommended, and the full Board approved, effective for the 2010-2011 Board cycle, no changes in director compensation.

We have agreed to pay, and our non-employee independent directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable in April of each year at the market value of the stock on the day prior to the day of payment.

In addition to the annual retainer, each non-employee director was paid a fee of $1,000 for attending each Board meeting (except for dinner meetings for which $500 was paid), $1,000 for attending the organization meeting held after the annual meeting each year, and $1,000 for attending each committee meeting. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, directors may be reimbursed for travel expenses associated with attendance at Board or committee meetings. A $7,500 fee was paid to the Audit Committee Chair in 2010 and a $2,500 fee was paid to the chair of each of the other committees. We paid the Lead Director additional fees of $20,000 in cash and 1,010 Performance Awards (as defined in the Section titled “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants” at page 27) in 2010.

All of the directors’ fees are paid by the Bank except for the fee for attending the organization meeting held after the annual meeting, which is paid by the Corporation.

Equity Awards

Directors who are elected or appointed to the Board at or before our Annual Meeting may participate in our 2010 Long-Term Incentive Plan (“2010 LTIP”). Each non-employee director serving after our Annual Meeting is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2010, each of our non-employee directors were granted Performance Awards under our 2010 LTIP. See “Emphasis on Long-Term Incentives – Equity Grants” on page 27 of this Proxy Statement for additional information regarding Performance Awards.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for Directors and an identical plan for the Bank’s directors (the “Director Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include fourteen outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in our common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account must be in cash or shares of our common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934) requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive compensation arrangements.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 21 and the tabular and other disclosures on executive compensation beginning on page 34 of this Proxy Statement.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

PROPOSAL 3 – A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION IN FUTURE YEARS

Also in accordance with the recently enacted legislation mentioned above, we are required to include in this Proxy Statement the opportunity for our shareholders to cast a non-binding advisory vote on a resolution as to whether the Say-on-Pay vote should occur once every one, two or three years. Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the Corporation hold a non-binding shareholder advisory vote to approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K with a frequency of once every one year, two years or three years.”

The Board believes that a frequency of every one (1) year for the non-binding advisory vote on the frequency of the Say-on-Pay vote is the optimal interval for conducting and responding to a Say-on-Pay vote. Shareholders who have concerns about executive compensation during the interval between Say-on-Pay votes may bring their specific concerns to the attention of the Board. Please refer to “Communications with Directors” on page 11 of this Proxy Statement for information about communicating with the Board.

THE BOARD RECOMMENDS A VOTE FOR A ONE (1) YEAR FREQUENCY OF THE SAY-ON-PAY RESOLUTION.

COMPENSATION DISCUSSION AND ANALYSIS

The first part of the Compensation Discussion and Analysis, entitled “Compensation Actions for 2010,” discusses the Compensation Committee’s compensation decisions for our named executives for 2010. This section also describes briefly how our executive compensation methods have operated effectively in the current economic climate. The second part, entitled “Compensation Framework,” discusses in greater detail our compensation philosophy and practices.

Compensation Actions for 2010

The Corporation’s compensation methods are intended to be balanced and reasonable, and to help attract and retain high quality talent. The Compensation Committee, together with Mr. Peters, evaluated and approved 2010 executive compensation in the context of the Corporation’s performance and acquisition activities and the economic issues facing the financial services industry.

The Compensation Committee focuses largely on Chief Executive Officer compensation to assure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Peters, the Compensation Committee also considers compensation of other executive officers to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term.

Although the Corporation’s compensation methods are subject to adjustment as conditions change, the Compensation Committee strives to maintain consistency in its philosophy and approach, making periodic improvements that are consistent therewith. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices.

In 2010, a year of residual financial turbulence and the acquisition of First Keystone, the Corporation’s leadership delivered more than $9.17 million in net income, which includes $5.7 million in pre-tax merger and due diligence expenses related to the acquisition of First Keystone pursuant to that certain Agreement and Plan of Merger, dated as of November 3, 2009, by and between the Corporation and First Keystone, which closed in July 2010 (the “First Keystone transaction”). The Corporation made progress on several of its initiatives and performance points including:

•	the Corporation’s stock price increasing from $15.09 at December 31, 2009 to $17.45 at December 31, 2010;

•

expanding its footprint in Delaware and Chester Counties, Pennsylvania, increasing the overall size of the Bank, and increasing the Bank’s assets by approximately $480 million, by acquiring by merger First Keystone Financial, Inc. and its operating subsidiaries including First Keystone Bank;

•	the Wealth Management Division’s assets under management increasing from $2.9 billion at December 31, 2009 to $3.41 billion at December 31, 2010;

•	increasing the Wealth Management Division’s revenue by $1.3 million for the year ended December 31, 2010 compared to that ended December 31, 2009; and

•	maintaining an overall high level of credit quality in the Bank’s loan and lease portfolio.

Determining Compensation For Named Executive Officers

In most years, the Compensation Committee uses judgment and discretion rather than relying solely on formulaic results, and takes into account the global and regional business and economic environment, the Corporation’s overall performance, budgetary considerations, each executive officer’s performance in relation to the goals set for him or her, various components of compensation received by each executive officer in prior periods, results of any comparative surveys performed with respect to executive compensation in the previous year, competitive factors within the industry, and retention of key executives. The Compensation Committee assigns no specific, predetermined weight to performance goals when determining executive compensation.

Each year, members of the Corporation’s executive management and Board of Directors develop objectives that they believe should be achieved for the Corporation’s continued success. Mr. Peters then reviews those objectives with the Compensation Committee for the purpose of establishing individual performance goals for himself. Mr. Peters also develops objectives that each named executive officer is expected to achieve, and which are used to assess his or her performance. These objectives are reviewed with the Compensation Committee at the beginning of each year. Mr. Peters leads the assessment of each named executive officer’s individual performance against the objectives, the Corporation’s overall performance and the performance of the division or function of the business for which the executive is responsible. In most years, Mr. Peters then makes an initial compensation recommendation to the Compensation Committee for each named executive officer. The named executive officers do not play a role in their compensation determination, other than discussing with Mr. Peters their individual performance against their predetermined objectives.

In early 2010, as a result of budgetary considerations, the Compensation Committee decided not to make any salary increases based on the merits and achievements of the individual executive officers. In August 2010, however, in light of the expansion of the Corporation in connection with the First Keystone transaction, the Compensation Committee, at Mr. Peters’ recommendation, approved an across the board 5% market adjustment increasing the salary for all named executive officers (other than Mr. Peters) in order to bring the salaries closer to the 50th percentile of the Corporation’s peer group (see “Benchmarking Data and Use of Compensation Consultants” on page 29 of this Proxy Statement). Mr. Peters’ salary was not changed because it was already commensurate with the 50th percentile of CEO salaries in the Corporation’s peer group.

The 2010 performance objectives for the named executive officers were reviewed and considered in connection with determining the 2010 bonuses that were paid in early 2011. In addition to the factors taken into account each year (see “Compensation Discussion and Analysis – Compensation Elements We Use to Achieve Our Goal – Base Salary and Discretionary Bonus” on page 30 of this Proxy Statement), the Compensation Committee placed particular emphasis on the following factors in connection with its bonus decisions for 2010:

•	the Corporation’s net income exclusive of merger related expenses;

•	the increase in Wealth Management Division assets;

•	the success of the merger including meeting cost savings targets, roughly doubling the Bank’s geographic footprint by adding 8 branches, and increasing the Bank’s assets by 42%;

•	the Corporation’s rank in the U.S. Bankers annual list of top community banks;

•	the increase of the Corporation’s stock price from $15.09 at December 31, 2009 to $17.45 at December 31, 2010;

•	the increase of market research published with respect to the Bank; and

•	the successful completion of a registered direct offering which raised approximately $25 million in new Tier I regulatory capital for the Corporation.

The Corporation also granted restricted stock awards to each named executive officer in 2010. Please see the section titled “Emphasis on Long-Term Incentives – Equity Grants” on page 27 of this Proxy Statement for a more complete discussion of such grants.

Mr. Peters

In 2010, the Compensation Committee decided not to change Mr. Peters’ base salary from his year-end 2009 base salary because it was commensurate with the 50th percentile of CEO salaries in the Corporation’s peer group. Mr. Peters’ 2010 bonus was $135,000, which is an increase of $35,000 over his 2009 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 22 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Peters’ 2010 bonus.

Mr. Peters’ 2010 individual goals and performance related to:

•	completing the acquisition and integration of First Keystone, including instituting significant cost savings within 120 days of closing;

•	developing and finalizing the Corporation’s strategic plans and visions;

•	continuing to drive the Corporation’s mergers and acquisitions activity and attempt to close one major transaction in 2010;

•	developing a board diversity policy; and

•	meeting the following financial objectives that were set in 2010:

Financial Objectives	Goal	Actual Performance
Net Income (exclusive of merger related expenses)	Increase to $11.4 million	Increased to $13.0 million
Wealth Revenue	Increase to $17.3 million or 20%	Increased to $15.5 million or 9.3%

Mr. Peters was successful in meeting each of the goals set for him with the exception of wealth revenue, which was considered a stretch goal, and closing a major transaction (other than the First Keystone transaction) in 2010. While Mr. Peters did not meet those two goals, the Compensation Committee did take into account when determining Mr. Peters’ bonus the facts that all of his other objectives were met, that wealth revenues were increased by $1.3 million, and that the Corporation seriously evaluated a number of possible merger and acquisition transactions (“M&A transactions”).

Mr. Smith

Mr. Smith has been with the Corporation since 2005 and is its Treasurer and Chief Financial Officer. He also serves as Executive Vice President, Chief Financial Officer and Treasurer of the Bank. As with the rest of the named executive officers (other than Mr. Peters), in late August 2010, Mr. Smith’s salary was increased by a 5% market adjustment intended to bring the salary closer to the

50th percentile of salaries of similarly situated executives in the Corporation’s peer group. Mr. Smith’s 2010 bonus was $75,000 which is an increase of $22,000 over his 2009 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 22 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Smith’s 2010 bonus.

Mr. Smith’s 2010 goals included no specific financial objectives, but instead related to strategic and operational goals in connection with his role as head of the Finance Division. Mr. Smith’s goals included:

•	perform appropriate financial and operational functions to ensure a smooth merger and acquisition of First Keystone;

•	continuing to monitor capital levels and recommend appropriate adjustments;

•	perform necessary due diligence and financial evaluation of potential M&A transactions;

•	making appropriate adjustments to reporting structures for segments;

•	maintain, update and optimize liquidity and funding methods and strategies;

•	continue to meet all internal, external and regulatory reporting deadlines; and

•	manage staffing requirements and key relationships, work on technology and report projects with the CEO, optimize the Finance Division organizational structure, and streamline the budget process.

Mr. Smith was generally successful in achieving and exceeding the objectives set for him. Particular credits include successful completion of the First Keystone transaction including handling regulatory filings, registration statements and other SEC filings, Nasdaq requirements, and conversion and post-closing matters, maintaining and increasing liquidity and regulatory capital levels in connection with the Corporation’s registered direct offering and its Dividend Reinvestment and Request for Waiver Program, updating the Corporation’s capital policy, participating in evaluation and diligence of potential M&A transactions, making appropriate adjustments to reporting structures for segments, managing the Corporation’s investment portfolio with no other-than-temporary impairment (“OTTI”) charges, meeting all external reporting deadlines, streamlining the budget process, and participating in the design and structure of the Corporation’s performance based restricted stock compensation program.

Ms. Gers

Ms. Gers has been employed by the Bank since 1998 and is currently Executive Vice President responsible for the Community Banking Division, marketing, technology and information services and operations. As with the rest of the named executive officers (other than Mr. Peters), in late August 2010, Ms. Gers salary was increased by a 5% market adjustment intended to bring the salary closer to the 50th percentile of salaries of similarly situated executives in the Corporation’s peer group. Ms. Gers’ 2010 bonus was $87,500, which is an increase of $27,500 over her 2009 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 22 of this Proxy Statement including the individual performance goals described below in connection with determining Ms. Gers’ 2010 bonus.

Ms. Gers’ 2010 financial objectives consisted of the following:

Financial Objectives	Goal	Actual Performance
Deposit balances	Increase 8%	Increased 8%
New transaction (core) accounts	Increase 8%	Decreased 1%
Fee income (exclusive of “non-sufficient fund” fees)	Increase 8%	Increased 7.6%
Organic Deposit Funding Cost	Bottom 1/3 of regional competition	2nd lowest cost of funds compared to regional competition

Ms. Gers’ 2010 strategic and operational goals included completing the integration of First Keystone within 120 days of the closing of the Merger, managing the Bank’s funding costs, and repositioning certain operational areas to support future growth.

Ms. Gers was successful in meeting her operational goals, including successfully completing the integration of First Keystone within 60 days of the closing of the Merger and her goal with respect to increased deposit balances. While she did not meet her overall goals with respect to new core accounts and fee income, the Compensation Committee took into account when determining Ms. Gers’ bonus the facts that all of her other objectives were met, she was able to maintain organic deposit funding costs in the lower third of the peer group, certain transaction accounts increased, including an increase of 35% in new business checking accounts, and the Bank was generally able to maintain the record levels of transaction (core) accounts that had been reached in 2009, that fee income increased over 7.6%, and also that Ms. Gers successfully supported the Bank in connection with due diligence efforts it conducted on potential M&A transactions.

Mr. Keefer

Mr. Keefer has been employed by the Bank since 1991 and is Executive Vice President and Chief Lending Officer, responsible for the Bank’s Credit Division. As with the rest of the named executive officers (other than Mr. Peters), in late August 2010, Mr. Keefer’s salary was increased by a 5% market adjustment intended to bring the salary closer to the 50th percentile of salaries of similarly situated executives in the Corporation’s peer group. Mr. Keefer’s 2010 bonus was $70,000, which is an increase of $21,000 over his 2009 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 22 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Keefer’s 2010 bonus.

Mr. Keefer’s 2010 financial objectives consisted of the following:

Financial Objectives	Goal	Actual Performance
Net Charge-Offs for “Traditional Bank”**	Maintain below $3.05 million	Increased to $8.28 million
Average portfolio loans (excluding leases and loans held for sale)	Increase from $835 million to $873 million	Increased to $863 million
BMT Leasing Company – net income	Increase to $250,000	Increased above $250,000
BMT Leasing Company – delinquencies (for fourth quarter 2010)	Decrease to 2.5%	Decreased to 1.99%
BMT Leasing Company – charge-offs	Decrease to less than $2.8 million	Decreased to $2.4 million

**	“Traditional Bank” excludes leasing portfolio activity.

Mr. Keefer’s strategic and operational goals included attaining FHA direct lending status by December 31, 2010, providing a leadership role in the First Keystone transaction and effectively integrating all aspects of First Keystone Bank’s credit into the Bank, successfully estimating and evaluating the First Keystone loan losses, working to develop internal referrals with the Wealth Management Division, and implementing a clear exit strategy with respect to certain loans and workout credits.

Mr. Keefer met all of the goals established for him in 2010 with the exception of his net charge-offs and average portfolio loans goals. While Mr. Keefer did not meet his objectives with respect to those two goals, the Compensation Committee took into account when determining his bonus the facts that all of his other objectives were met, that net charge-offs for the Traditional Bank were significantly affected by net-charge offs related to two large commercial transactions, that average portfolio loans (excluding leases and loans held for sale) did increase to $863 million, which is 98.9% of the goal, that the loan portfolio performed very well during the deep recession, that the residential mortgage group (which Mr. Keefer supervises) was a significant contributor to 2010 net income, that Mr. Keefer played a significant role in the Bank’s capital raising transactions and quarterly earnings calls, that he was a lead presenter for the Bank at a conference, and that he successfully supported the Bank in connection with due diligence efforts it conducted on potential M&A transactions.

Mr. Leto

Mr. Leto has been the Executive Vice President and head of the Corporation’s Wealth Management Division since January 2009. As with the rest of the named executive officers (other than Mr. Peters), in late August 2010, Mr. Leto’s salary was increased by a 5% market adjustment intended to bring the salary closer to the 50th percentile of salaries of similarly situated executives in the Corporation’s peer group. Mr. Leto’s 2010 bonus was $80,000, which is an increase of $20,000 over his 2009 bonus. The Compensation Committee considered the factors described in “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 22 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Leto’s 2010 bonus.

The financial objectives the Compensation Committee considered in determining Mr. Leto’s 2010 bonus consisted of the following:

Financial Objectives	Goal	Actual Performance
Assets Under Management, Administration and Supervision	Increase 11.5% to $3.2 billion	Increased 18.9% to $3.4 billion
Wealth Management Division Revenue	Increase 20% to $17.3 million	Increased 9.3% to $15.5 million

Mr. Leto’s strategic and operational goals included continuing the process of integrating accounts to the open platform, managing staffing needs, continuing the integration of Lau Associates LLC into the Wealth Management Division, starting a platform transition to be completed in 2011, and continuing to work with the CEO to define and pursue additional M&A transactions.

Mr. Leto was successful in achieving all of his performance goals in 2010 with the exception of the Wealth Management Division revenue goal, which was considered a stretch goal. While Mr. Leto did not meet his objectives with respect to that goal, the Compensation Committee took into account when determining his bonus the range of compensation for similarly situated executives in the Corporation’s peer group, and the facts that all of his other objectives were met and the Wealth Management Division Revenue did increase by 9.3%.

Compensation Framework

Our Goal

The goal of our executive compensation methodology is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate executives to remain with the Corporation for long and productive careers built on expertise.

The following is a summary of key considerations affecting the Compensation Committee’s determination of compensation for the named executives. We describe in the section entitled “Compensation Actions for 2010” (beginning at page 21 of this Proxy Statement) additional considerations that the Compensation Committee evaluated in establishing 2010 compensation in the context of the Corporation’s performance.

Emphasis on Consistent and Relative Performance

Our compensation methods provide superior pay opportunity for executives who demonstrate superior performance for sustained periods of time. The amount of compensation paid to each named executive officer reflects the fact that he or she has consistently contributed, and is expected to continue to contribute, to the Corporation’s success. In evaluating consistent performance, we also weigh heavily relative performance of each executive in his or her division.

Our emphasis on consistent performance affects our discretionary annual cash bonus and equity incentive compensation, which are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s past performance, and expected future contribution to the Corporation’s results, as well as the performance of any business or function he or she leads, the Compensation Committee uses its judgment in determining the amount of bonus or equity award and the resulting percentage change from the prior year. We generally incorporate current-year, past and expected performance into our salary decisions, and percentage increases or decreases in the amount of annual salary therefore tends to be more gradual than in a framework that is focused solely on current-year performance.

In 2010, the First Keystone transaction increased the Corporation’s assets by approximately $480 million and added eight full-service branches, roughly doubling the Bank’s regional footprint. These changes placed the Corporation in roughly the 50th percentile based on size compared to the group of peer companies against which the Corporation compares itself (see “Benchmarking Data and Use of Compensation Consultants” on page 29 of this Proxy Statement). As a result, the Compensation Committee felt it appropriate to increase named executive officer (other than Mr. Peters) salaries based on a market adjustment so that the salaries of the named executive officers were closer to the 50th percentile of salaries of similarly situated executives in the Corporation’s peer group.

Emphasis on Long-Term Incentives – Equity Grants

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance, and equity awards encourage our named executives to continue to deliver results over a longer period of time and serve as a retention tool. The Compensation Committee believes that a portion of the named executive officers’ compensation should be tied to the Corporation’s operating and stock price performance over the long-term period. In 2010, the Compensation Committee decided to change the form of equity awards granted from stock options to performance based restricted stock awards (the “Performance Awards”). All employees are eligible to receive grants of Performance Awards in accordance with the terms of the 2010 LTIP.

The Performance Awards are subject to 3 year cliff vesting where the final payout is based on the Corporation’s total shareholder return (“TSR”) compared to the TSR of the NASDAQ Community Bank Index (the “Index”). TSR is calculated using the average stock price for the 20 trading days preceding the beginning and end of the 3 year performance period and assuming dividends are reinvested on the ex-dividend date over the performance period. Upon the expiration of the performance period, the TSR of the Corporation will be compared against the TSR of the Index. If the Corporation’s TSR is greater than zero and also greater than that of the Index, 100% of the Performance Awards will vest and shares of the Corporation’s common stock will be delivered to participants accordingly. For every 100 basis points that the Corporation’s TSR is behind the Index’s TSR, the vesting amount will decrease by 3.33%. If the Corporation’s TSR is negative at the end of the performance-period, there will be no payout. Dividends will accrue over the vesting period and participants will receive those dividends (in shares or cash) based upon the final amount of the shares that vest according to the TSR performance.

Discretion and Judgment

The Compensation Committee does not use formulas in determining the amount and mix of compensation granted to named executive officers. Thus, the Compensation Committee evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth and the ability to lead others. The evaluation of a named executive’s performance against his or her performance objectives plays a significant role in awarding the discretionary annual cash bonus and also contributes to a determination of overall compensation.

Significance of Company and Divisional Results

The Compensation Committee primarily evaluates the named executives’ contributions to their individual business divisions or functions and their impact on the Corporation’s overall performance. The Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Corporation as key members of the Corporation’s leadership team. While this compensation philosophy influences all of the Compensation Committee’s compensation decisions, it has the biggest impact on annual equity incentive awards.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for the named executive officers and the Corporation. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While bonuses are granted to reward executives in the short term, equity awards such as Performance Awards are granted to incentivize executives towards long term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to company values.

The Compensation Committee annually reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

Benchmarking Data and Use of Compensation Consultants

The Corporation does not benchmark the compensation of its named executive officers to a certain percentage or range of compensation within its peer group. Instead, as noted under the heading “Compensation Discussion and Analysis – Determining Compensation For Named Executive Officers” on page 22 of this Proxy Statement, the Compensation Committee reviews the results of any comparative surveys performed with respect to executive compensation as one of many factors it uses to determine executive compensation. The Compensation Committee hired SMART Business Advisory and Consulting, LLC (the “Smart firm”), which was determined to be independent, in 2008 to prepare an executive compensation analysis covering the top ten executive positions in the Corporation and Bank, and a director compensation comparative study. The study was limited to assessing whether the compensation of these officers was “competitive.” The Smart study developed a list of peer companies from a group of companies similar in size and industry to the Corporation. All are in the regional banking industry and have similar primary or secondary North American Industry Classification System codes to the Corporation’s. The list of peer companies in the Smart report that the Corporation reviewed with respect to compensation decisions for 2010 is set forth below.

•	Chemung Financial Corporation;

•	Peapack-Gladstone Financial Corporation;

•	Canandaigua National Corporation;

•	First United Corporation;

•	S.Y. Bancorp, Inc.;

•	Univest Corporation of Pennsylvania;

•	Tompkins Financial Corporation; and

•	Washington Trust Bancorp, Inc.

In general, the Compensation Committee uses information about the peer companies from the Smart report as a point of reference for measurement, but not as the determinative factor in setting the compensation of the Corporation’s named executive officers. In 2010, however, the Smart report was used as the benchmark against which the Compensation Committee compared the Corporation’s named executive officer salaries in determining the 5% market adjustment that was instituted for each of the named executive officers except Mr. Peters. As discussed above in “Emphasis on Consistent and

Relative Performance” on page 27, the Compensation Committee targeted the salary of similarly situated executives in the 50th percentile of the peer group set forth in the Smart report in order to determine the market adjustment.

In 2010, the Corporation engaged Radford Consulting, an Aon Hewitt company (“Radford”), to provide the Bank with consulting services for the design of the Performance Awards. Additionally, they provided preliminary and final valuations for the Performance Awards, and ongoing tracking of the Performance Awards via PeerTracker.

Compensation Elements We Use to Achieve Our Goal

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives.

Base Salary and Discretionary Bonus

Base salaries for our named executives generally depend on the scope of their responsibilities, their leadership and management skills, their performance and length of service. Base salaries are intended to be internally fair among executive officers at the same level of responsibility. Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the Corporation. For each named executive officer, we pay discretionary cash bonuses in the first quarter of each year for the prior year’s performance based upon the evaluation by the Chief Executive Officer (for evaluations other than the CEO) and the Compensation Committee of the executive’s performance against stated goals and objectives, as discussed previously. In the case of the Chief Executive Officer, his bonus is also paid in the first quarter of each year for the prior year’s performance based on the Compensation Committee’s evaluation.

The Corporation uses its bonus pool to compensate individual officers for superior performance and effort, and to provide officers with incentive to meet the financial and non-financial plans of the Corporation and work together across business lines for the overall benefit of the Corporation and its shareholders. When determining bonuses in a given year, the Compensation Committee takes into account (a) the Corporation’s profitability against the budget, (b) the Corporation’s overall performance against the banking industry in general and various peer Companies (for discussion of the peer analysis, see “Compensation Discussion and Analysis – Compensation Framework – Benchmarking Data and Use of Compensation Consultants” on page 29 of this Proxy Statement), (c) the overall hard work and dedication of the Corporation’s officers during the year, and (d) any particular special or unusual circumstances then-existing such as unusual loan or fraud loss, economic environment, interest rates and their effect on net interest margin, non-budgeted expenses (such as merger expenses), or unexpected income.

Long-Term Equity, Incentive and Deferred Bonus Plans

The Corporation’s long-term incentive compensation is designed to drive long-term Company performance, align the interests of executives with those of the shareholders and retain executives through long-term vesting and potential wealth accumulation. The Compensation Committee reviews long-term incentive compensation strategy and vehicles annually. The Corporation’s current long-term incentive plans applicable to named executive officers are the 2004 Stock Option Plan (“2004 Plan”), 2007 Long-Term Incentive Plan (“2007 LTIP”) and the 2010 LTIP which allow the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units.

The Compensation Committee believes in the importance of equity compensation for all executive officers, for purposes of incentive and retention, and alignment of interests with shareholders. In 2010, long-term performance-based compensation of executive officers took the form of the Performance Awards discussed in “Emphasis on Long-Term Incentives – Equity Grants” on page 27 and “Grants of Plan-Based Awards” table on page 38 of this Proxy Statement. The Compensation Committee continues to believe that equity awards are an appropriate equity vehicle for a portion of long-term incentive compensation for the Corporation’s executives because they align their interests with the interests of shareholders.

When determining the amount of equity granted to executive officers, the Compensation Committee takes into consideration share usage, dilution and shares available under the equity plan as well as the named executive officer’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance as a key indicator. While the Compensation Committee has the discretion to grant different numbers of equity awards to different named executive officers, it has historically granted, and continued in 2010 to grant, the same number of equity awards to all named executive officers other than the CEO. This is because the Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Corporation as key members of the Corporation’s leadership team, and therefore should benefit to the same degree in terms of their equity compensation.

The Bank maintains a variety of company-wide and division-specific incentive and referral plans in which various employees are eligible to participate. The incentive plans are designed to provide incentives to increase the business and profitability of the Bank, however none of the named executive received anything more than nominal amounts under these plans in 2010.

To attract and retain qualified executive officers, we also offer our executive officers and other employees who earn in excess of $100,000 annually a Deferred Bonus Plan for Executives which allows payment of any bonus received to be deferred.

The Compensation Committee does not believe that any of the current incentive plans pose an excessive risk to the Corporation’s short or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to annually evaluate and revise incentive plans as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans.

Retirement Benefits and Pension Plans

The Corporation provides retirement benefits to the named executive officers under the same 401 (k) Plan (“401(k) Plan”) and supplemental employee retirement plan (the “First Supplemental Plan”) in which the other executives and employees participate. Messrs. Peters, Keefer, Smith and Ms. Gers also participate in our defined benefit pension plan (the “Pension Plan”), and our First Supplemental Plan, each of which was frozen effective March 31, 2008. None of the participating employees in the Pension Plan are credited with service or compensation received after March 31, 2008 in calculating their retirement benefits under the plan. All of the named executive officers, except Mr. Leto, participate in a second supplemental employee retirement plan (the “Second Supplemental Plan” and together with the First Supplemental Plan, the “Supplemental Plans”). The combined benefits under the Corporation’s two supplemental employee retirement plans are intended to restore the level of retirement benefits that would be provided under our Pension Plan but for its freeze and limitations in the Internal Revenue Code of 1986, as amended (the “Code”). See the sections entitled “401(k) Plan” at page 41, and “Pension Plan” and “Supplemental Employee Retirement Plans” at page 42 of this Proxy Statement for more information.

Change in Control and Severance Arrangements

In order to recruit qualified employees, the Corporation provides severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. To protect the Corporation from potential liability arising from termination of employment, a terminated employee must execute a release of all claims against the Corporation in order to receive severance benefits.

We also have change in control agreements with each of our named executive officers which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is appropriate. The agreements provide for a cash payment of three times the executive’s base salary at the time of a change in control. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change in control and the exercise price of all options held by the executive officer. Upon a change in control, an executive officer is entitled to his or her discretionary bonus, a credit to his or her Supplemental Plan benefit equivalent to three years of additional credited service, and other benefits.

Perquisites and Other Benefit Compensation

It is our general policy not to provide perquisites to executive officers. However, in isolated cases, and where appropriate to achieve our corporate goals, we may agree to give limited perquisites to specific executive officers. Examples of such perquisites could include the payment or reimbursement of moving expenses where required in connection with employment, and financial assistance toward expenses in joining a private club to be used to entertain clients or prospective clients.

In order to attract and retain executive talent, we provide term life, health, disability and dental insurance to our named executive officers on terms similar to those we provide other employees generally, except with respect to payments upon change in control, death or disability. See “Potential Payments Upon Termination Or Change In Control” beginning on page 44 of this Proxy Statement.

Other Compensation Practices

Role of the Compensation Committee and Executives in Establishing and Implementing Compensation Goals

As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation methods for the Chief Executive Officer and the other named executives. The Chief Executive Officer assists the Compensation Committee and participates in its deliberations about compensation matters, such as past compensation, compensation practices and guidelines, company performance, current industry compensation practices and competitive market information. Information setting forth the total annual compensation of each named executive, and potential retirement benefits accruing to each, is assembled for the Compensation Committee at the beginning of each year.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2010, the Corporation’s grants of stock options, and the payments of discretionary annual cash bonuses were designed to satisfy the requirements for deductible compensation. Generally, the Compensation Committee intends to structure our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m). The Compensation Committee did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions in 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted:

Andrea F. Gilbert, Chair

Wendell F. Holland

David E. Lees

B. Loyall Taylor, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for each of the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)		Total ($)
Frederick C. Peters II,.	2010	370,369	135,000		95,147		—	—	180,149	32,827		813,492
Chief Executive	2009	363,315	100,000		—		101,660	—	116,708	32,416		714,099
Officer	2008	359,582	42,000		—		94,860	—	97,301	32,380		626,123

J. Duncan Smith,	2010	212,255	75,000		48,200		—	—	26,362	25,303		387,120
Chief Financial	2009	205,058	53,000		—		50,830	—	15,500	24,865		349,253
Officer	2008	202,951	26,500		—		47,430	—	16,194	21,882		314,957

Alison E. Gers,	2010	215,655	87,500		48,200		—	—	80,715	27,272		459,342
Executive Vice President	2009	208,343	60,000		—		50,830	—	36,802	24,892		380,867
of the Bank	2008	206,202	20,500		—		47,430	—	23,154	22,743		320,029

Joseph G. Keefer,	2010	214,420	70,000		48,200		—	—	105,403	26,815		464,838
Executive Vice President	2009	207,150	49,000		—		50,830	—	28,304	26,870		362,154
of the Bank	2008	205,021	20,000	(5)	—		47,430	—	50,802	25,850	(6)	349,103

Francis J. Leto,	2010	243,692	80,000		48,200		—	—	—	16,694		388,586
Executive Vice President	2009	205,442	60,000		—		50,830	—	—	19,847	(7)	336,119
of the Bank	2008	—	—		12,485	(8)	27,741	—	—	48,515	(8)	88,741	(9)

(1)	Bonuses were awarded to the named executive officers during the first quarter of 2011.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year indicated in accordance with FASB ASC Topic 718.
(3)	The amounts shown in this column are the changes in the pension value for each of the named executive officers.
(4)

The amount shown in this column for the named executive officers includes our matching and discretionary contributions under our 401(k) Plan, our contributions to life, health, dental and disability insurance benefits and flex benefits, and accrued but unpaid dividends relating to the Performance Awards. See the section titled “401(k) Plan” beginning at page 41 below for additional information.

(5)	Includes cash bonus, plus compensation under our Commercial and Real Estate Lending Incentive Plan.
(6)	In addition to the benefits described in footnote 4 above, this number also includes a payment in the amount of $2,316 as a result of the termination of our post-employment medical benefit program.
(7)	Includes $4,940 in legal fees paid to Stradley Ronon Stevens & Young, LLP on behalf of Mr. Leto in connection with the negotiation of his employment arrangement with the Bank.
(8)	Represents payment of retainer fees to Mr. Leto in connection with his 2008 service as Lead Director of the Corporation and the Bank.
(9)	Mr. Leto’s 2008 compensation has been revised in order to correct inadvertent errors in the Corporation’s 2010 proxy statement.

Executive Employment Agreement

We have an employment agreement with Frederick C. Peters II, our President and Chief Executive Officer, which renews on a rolling two-year basis until Mr. Peters attains the age of sixty-three. The employment agreement provides for a minimum annual base salary of $225,000, and also entitles Mr. Peters to participate in all of our employee benefit plans and arrangements made generally available to our executives and key management employees.

We may terminate the employment agreement upon Mr. Peters’ disability or for cause (as defined in the employment agreement). Mr. Peters may voluntarily terminate his employment at any time by giving not less than thirty days prior written notice to us. If we terminate Mr. Peters’ employment due to disability, we must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if we cease to provide group long-term disability insurance, we must pay his full salary through the last day of the month after he receives a notice of termination in accordance with the agreement. If we terminate Mr. Peters’ employment for reasons other than his disability and other than for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and we must pay Mr. Peters an additional amount equal to his annual salary then in effect in bi-weekly installments for two years or until his sixty-fifth birthday, whichever occurs first. If Mr. Peters terminates his employment, he is entitled to receive his full salary through the date of termination.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit our employees or our clients, and not to compete with us within a 100 mile radius of Bryn Mawr, PA, subject to certain conditions, for a period of two years following his termination of employment.

No other named executive officers have employment agreements with the Corporation or the Bank.

Company and Division Incentive Plans

We have incentive plans, open to participation among our officers or employees generally, in which one or more of our named executive officers are eligible to participate and earn additional referral or incentive compensation:

Wealth Management Division Sales Incentive Plan. Any employee is eligible to participate in this plan. Participants received referral fees quarterly on new immediate fee business and future fee business of our Wealth Management Division if they are employed by us when the compensation is to be paid. No named executive officer received compensation under this plan in 2010, however, Messrs. Keefer and Smith received compensation under this plan in 2009.

Share the Client Plan. This is an internal Bank-wide cross-selling program. It rewards a group or individual for their contribution to the success of other business units. No named executive officer received compensation under this plan in 2010, however, Mr. Keefer received compensation under this plan in 2009.

Commercial and Real Estate Lending Incentive Plan. Employees in our Commercial and Real Estate Lending Division are eligible to participate in this plan. This plan is based on growth in average earning assets and loan fees in our Commercial and Real Estate Lending Division. The incentive plan is tied to the annual business plan in that there is a plan floor below which no incentive would fund. There is no ceiling. The size of the incentive pool is based on the achievement of the group and not the achievement of any one individual. However, individual performance is the determining factor when allocating the pool to employees of the division. No named executive officer received compensation under this plan in 2010 or 2009, however, Mr. Keefer did receive compensation under this plan in 2008.

EQUITY BASED COMPENSATION

2001, 2004, 2007 and 2010 Equity Compensation Plans

Under the Bryn Mawr Bank Corporation 2001 Stock Option Plan (“2001 Plan”) and the 2004 Plan, the Compensation Committee is authorized to grant stock options to our key employees, including our executive officers and our non-employee directors. The Compensation Committee may grant either incentive stock options or non-qualified stock options. The options are granted in consideration for the services provided to us by the employees and directors. The Compensation Committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date the option is granted. The exercise price is the fair market value of a share of our stock. The fair market value is the last sales price as reported by the Nasdaq Stock Market on the day preceding the day of the grant. The day preceding the date of the grant is used for determining the exercise price because the Compensation Committee normally meets early in the morning before the stock market opens. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised.

Under our 2004 Plan, in the event of a change in control, as defined therein, all options granted will immediately vest and become exercisable. This provision was included in our 2004 Plan to be consistent with our prior plans and to be competitive in the marketplace.

In January 2010, the Compensation Committee amended the 2001 and 2004 Plans to extend the period for exercising options in the event of death, disability or retirement to the earlier of five years from the date of such event, or the expiration date of the option grant.

Our 2007 LTIP broadened the types of awards available to stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units.

Under the 2007 LTIP, options become immediately exercisable in full if any of the following happen within two (2) years after a change in control:

•	the participant’s employment is terminated without cause;

•	the participant terminates employment with good reason; or

•

the participant’s employment terminates under circumstances that entitle the participant to benefit under the participant’s change in control agreement (more fully described in the section entitled “Potential Payments Upon Termination or Change In Control—Payments Upon Change In Control” on page 44 of this Proxy Statement).

Under the 2007 LTIP, outstanding stock options or stock appreciation rights also become immediately exercisable in full:

•	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or

•	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 LTIP.

The Compensation Committee may, in its sole discretion, determine that, upon a change in control, a cash payment may be made for any outstanding stock options or stock appreciation rights granted under this plan. The amount payable would be equal to the excess of the fair market value of a share of common stock prior to the change in control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each related stock option or stock appreciation right would terminate and the participant would have no further rights except the right to receive the cash payment.

At our annual meeting in 2010, our shareholders approved our 2010 LTIP. The purpose of the 2010 LTIP is to promote the success and enhance the value of the Corporation by providing long-term incentives to directors and employees of the Corporation and its subsidiaries linking their personal interest to that of the Corporation’s shareholders. The 2010 LTIP is further intended to provide flexibility to the Corporation by increasing its ability to motivate, attract and retain the services of employees and directors upon whose judgment, interest and special effort, the successful conduct of the Corporation’s operations are largely dependent.

The 2010 LTIP provides for the grant of certain awards to employees, including our officers, officers of our subsidiaries and our directors. The 2010 LTIP further broadened the types of awards available to participants to: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights (“SAR”), dividend equivalents, performance awards which may be either a number of shares of common stock (“performance shares”) or a cash amount (“performance units”), restricted stock, and restricted stock units.

In 2010, the only type of awards granted under the 2010 LTIP were Performance Awards. The Compensation Committee has broad discretion with respect to the terms of performance awards that it grants, including setting objective performance goals that must be met for performance awards. For more information regarding the Performance Awards that were granted in 2010, see “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants” at page 27.

As of December 31, 2010, an aggregate maximum of 425,884 shares of common stock were available for the grant under the 2007 and 2010 LTIP’s. No shares remain available for grant under the 2001 and 2004 Plans.

Grants of Plan-Based Awards Table

The Compensation Committee awarded Performance Awards in 2010 as set forth in the table below:

Name and Principal Position		Estimated future payouts under equity incentive plan awards			Grant date fair value of stock and option awards
	Grant Date	Threshold (#)(1)	Target (#)	Maximum (#)
Frederick C. Peters II,	8/20/10	0	9,870	9,870	$95,147
Chief Executive Officer

J. Duncan Smith,	8/20/10	0	5,000	5,000	$48,200
Chief Financial Officer

Alison E. Gers,	8/20/10	0	5,000	5,000	$48,200
Executive Vice President of the Bank

Joseph G. Keefer,	8/20/10	0	5,000	5,000	$48,200
Executive Vice President of the Bank

Francis J. Leto,	8/20/10	0	5,000	5,000	$48,200
Executive Vice President of the Bank

(1)

With respect to Performance Awards, for every 100 basis points that the Corporation’s TSR is behind the Index’s TSR upon the expiration of the 3 year performance period, the amount that will vest will be decreased by 3.33%. As a result, no awards will vest if the Corporation’s TSR is 70% or less than the Index’s TSR. See “Emphasis on Long-Term Incentives—Equity Grants” on page 27 of this Proxy Statement.

Outstanding Equity Awards Table

The following table summarizes the outstanding equity compensation awards of the named executive officers at December 31, 2010.

Name and Principal Position	Option awards							Stock awards
	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Frederick C. Peters II, Chief Executive Officer								—	—	9,870	172,231
	30,000				—	12.45	4/17/2011
	20,000				—	16.25	4/16/2012
	20,000				—	18.46	4/15/2013
	4,000				—	17.85	5/16/2013
	24,000				—	20.47	4/23/2014
	30,000				—	18.91	5/12/2015
	24,000				—	21.21	12/12/2015
	10,800	(1)	7,200	(2)	—	22.00	8/29/2017
	7,200	(3)	10,800	(3)	—	24.27	8/18/2018
	4,600	(12)	18,400	(13)	—	18.27	8/21/2019

	174,600		36,400
J. Duncan Smith, Chief Financial Officer								—	—	5,000	87,250
	15,000				—	$18.91	5/12/2015
	12,000				—	$21.21	12/12/2015
	5,400	(4)	3,600	(4)	—	$22.00	8/29/2017
	3,600	(5)	5,400	(5)	—	$24.27	8/18/2018
	2,300	(10)	9,200	(11)	—	$18.27	8/21/2019

	38,300		18,200
Alison E. Gers, Executive Vice President of the Bank								—	—	5,000	87,250
	8,000				—	$15.15	6/21/2011
	8,000				—	$18.32	5/17/2012
	9,000				—	$17.85	5/16/2013
	10,000				—	$20.47	4/23/2014
	15,000				—	$18.91	5/12/2015
	12,000				—	$21.21	12/12/2015
	5,400	(4)	3,600	(4)	—	$22.00	8/29/2017
	3,600	(5)	5,400	(5)	—	$24.27	8/18/2018
	2,300	(10)	9,200	(11)	—	$18.27	8/21/2019

	73,300		18,200
Joseph G. Keefer, Executive Vice President of the Bank								—	—	5,000	87,250
	5,000				—	$15.15	6/21/2011
	6,000				—	$18.32	5/17/2012
	9,000				—	$17.85	5/16/2013
	10,000				—	$20.47	4/23/2014
	15,000				—	$18.91	5/12/2015
	12,000				—	$21.21	12/12/2015
	5,400	(4)	3,600	(4)	—	$22.00	8/29/2017
	3,600	(5)	5,400	(5)	—	$24.27	8/18/2018
	2,300	(10)	9,200	(10)	—	$18.27	8/21/2019

	68,300		18,200
Francis J. Leto, Executive Vice President of the Bank								—	—	5,000	87,250
	2,000				—	$16.25	4/16/2012
	2,000				—	$18.46	4/15/2013
	1,000				—	$17.85	5/16/2013
	3,000				—	$20.47	4/23/2014
	3,500				—	$18.91	5/12/2015
	3,500				—	$21.21	12/12/2015
	2,100	(6)	1,400	(7)	—	$22.00	8/29/2017
	2,106	(8)	3,158	(9)	—	$24.27	8/18/2018
	2,300	(10)	9,200	(10)	—	$18.27	8/21/2019

	21,506		13,758

(1)	3,600 vested on August 29 of each of 2009 and 2010.
(2)	3,600 will vest annually on August 29 of each of 2011 and 2012.
(3)	3,600 vested on August 18, 2010 and will vest annually on August 18 of each of 2011, 2012 and 2013.

(4)	1,800 vested on August 29, 2010 and will vest annually on August 29 of each of 2011 and 2012.
(5)	1,800 vested on August 18, 2010 and will vest annually on August 18 of each of 2011, 2012 and 2013.
(6)	700 vested on August 29, 2010.
(7)	700 will vest annually on August 29 of each of 2011 and 2012.
(8)	1,053 vested on August 18, 2010.
(9)	1,053 will vest annually on August 18 of each of 2011, 2012 and 2013.
(10)	2,300 vested on August 21, 2010.
(11)	2,300 will vest annually on August 21 of each of 2011, 2012, 2013 and 2014.
(12)	4,600 vested on August 21, 2010.
(13)	4,600 will vest annually on August 21 of each of 2011, 2012, 2013 and 2014.

Option Exercises

The following table summarizes the option awards that have been exercised during the fiscal year ended December 31, 2010.

Name and Principal Position	Option Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Frederick C. Peters II,	—	—
Chief Executive Officer

J. Duncan Smith,	—	—
Chief Financial Officer

Alison E. Gers,	—	—
Executive Vice President of the Bank

Joseph G. Keefer,	2,000	16,104
Executive Vice President of the Bank

Francis J. Leto,	—	—
Executive Vice President of the Bank

RETIREMENT BENEFITS

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2010, including the number of years of credited service to each named executive officer under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick C. Peters II,	Pension Plan	7.25	$225,237	$—
Chief Executive Officer	Supplemental Plan I	7.25	220,668	—
	Supplemental Plan II	10	229,659	—

J. Duncan Smith,	Pension Plan	3.25	63,349	—
Chief Financial Officer	Supplemental Plan I	3.25	3,844	—
	Supplemental Plan II	6	25,603	—

Alison E. Gers,	Pension Plan	10.25	193,771	—
Executive Vice President of the Bank	Supplemental Plan I	10.25	8,325	—
	Supplemental Plan II	13	78,734	—

Joseph G. Keefer,	Pension Plan	17.25	309,736	—
Executive Vice President of the Bank	Supplemental Plan I	17.25	74,719	—
	Supplemental Plan II	20	51,392	—

Francis J. Leto,	Pension Plan	—	—	—
Executive Vice President of the Bank	Supplemental Plan I	—	—	—
	Supplemental Plan II	—	—	—

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan on January 1, April 1, July 1 or October 1 following six months with at least 500 hours of service. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted). Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each participant’s base compensation. In any 401(k) Plan year we may make contributions to the participants’ discretionary accounts in the 401(k) Plan from our net profits. Employees may invest their account balances in up to sixteen outside independent mutual funds, and an investment in our common stock.

As of December 31, 2010, the 401(k) Plan’s related trust held 165,309 shares of our common stock for the benefit of 206 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

The Corporation may, in its discretion, make a special class of quarterly, immediately vested, nonforfeitable, non-matching contributions as a uniform percentage of each plan participant’s Plan Compensation (as defined in the plan). These are called special contributions and management is permitted, in its discretion, to determine the amount of special contributions, if any, from time to time, up to 3% of employees’ gross compensation. A special contribution of 3% was made to the 401(k) plan for all eligible officers and employees on a quarterly basis throughout 2010.

Pension Plan

Certain of our employees have participated in our Pension Plan, which is a defined benefit, qualified, non-contributory pension plan. The Pension Plan was frozen effective March 31, 2008. No new employees have been eligible to participate in the Pension Plan since March 31, 2008, and compensation paid to and service completed by all Pension Plan participants after March 31, 2008 is disregarded in computing accrued benefits under the plan. Benefits under the Pension Plan are paid from a trust and the Bank is the trustee. At retirement, benefits under the Pension Plan are paid monthly. The Pension Plan does not provide for any lump sum payment of benefits unless the present value of accumulated benefits is less than $5,000. The Pension Plan remains adequately funded and no contribution was required for 2010 based on ERISA funding requirements. The net periodic pension cost is computed on the basis of accepted actuarial methods, which include the current year service cost, and reported in accordance with Generally Accepted Accounting Principles.

In order to participate in the Pension Plan, the participating named executive officers were required to be at least 20 1/2 years of age or have six months of service with the Corporation as of March 31, 2008. Normal retirement age under the Pension Plan is 65. Each officer’s accrued monthly pension benefit as of March 31, 2008 was calculated as follows: 1.3% of average annual compensation times years of benefit service (with no maximum number of years), plus 0.5% of average annual compensation in excess of covered compensation times years of benefit service (with a maximum of 35 such years). “Average annual compensation” is defined under the Pension Plan to mean the average of the participant’s compensation for the five consecutive plan years in the last 10 years as an eligible employee that produces the highest average, with “compensation” defined as the basic rate of salary paid to the participant, including bonus, overtime and commissions, subject to annual limitations imposed by Section 401(a)(17) of the Internal Revenue Code. “Covered compensation” is the average of the taxable wage bases in effect under Section 230 of the Social Security Act for each calendar year in the thirty-five year period ending with the calendar year in which a participant reached his social security retirement age.

If the participant retires between the ages of 55 and 62, the amount of the benefits is reduced on a sliding scale. For retirement at age 55, the participant is entitled to 62.3% of the accrued benefits. If a participant retires at age 62 the participant is entitled to 100% of the accrued benefit. Credited years of service under the Pension Plan cannot exceed the participant’s actual years of service.

Supplemental Employee Retirement Plans

We maintain two non-qualified, defined benefit pension plans designed to supplement the benefits earned by certain participants under our qualified Pension Plan. These two plans are our Supplemental Employee Retirement Plan and our Supplemental Employee Retirement Plan for Select Executives.

First Supplemental Plan. In January 1989, we adopted the First Supplemental Plan which we most recently amended effective January 1, 2009. Federal law places certain limitations on the amount of compensation which can be taken into account and the retirement income that can be paid under a pension plan qualified under the Code, such as our Pension Plan. The First Supplemental Plan is a non-qualified plan which was adopted to provide the additional benefit to affected Pension Plan participants which would have been provided under the Pension Plan but for those limitations, as well as to take into account bonuses deferred by Pension Plan participants under the Deferred Bonus Plan for Executives, which amounts are not taken into account as compensation under the Pension Plan’s benefit formula. However, the First Supplemental Plan was frozen effective March 31, 2008, consistent with the freeze of the Pension Plan as of that date.

Second Supplemental Plan. Our Second Supplemental Plan was effective April 1, 2008, as amended January 1, 2010, for the benefit of eight senior management level officers including our named executive officers, except for Mr. Leto. The purpose of the Second Supplemental Plan is to provide its participants with the full level of benefits which would have been provided to them had the qualified Pension Plan not been frozen, and without regard to the limitations on the amount of compensation which can be taken into account and the retirement income which can be provided under a qualified pension plan. The benefit payable to a participant at retirement under the Second Supplemental Plan will be computed under the Pension Plan formula, based on all service and compensation, without regard to the freeze or such limitations, and counting as compensation any bonuses deferred under the Deferred Bonus Plan for Executives, but reduced by the benefits actually accrued by the participant under the frozen Pension Plan and the frozen First Supplemental Plan, and the actuarial equivalent value of the Special Contributions of up to 3% of base salary allocated to the participant under the 401(k) Plan (plus or minus cumulative earnings or losses on those contributions).

As of December 31, 2010, none of the named executive officers was eligible for early retirement under the Pension Plan or these Supplemental Plans.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows information regarding deferred compensation for the named executive officers under our Deferred Bonus Plan for Executives for the year ending December 31, 2010.

Name and Principal Position	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2010 Year-End ($)
Frederick C. Peters II, Chief Executive Officer	$—	$—	$13,625	$—	$102,877	(1)
J. Duncan Smith, Chief Financial Officer	—	—	1,504	—	11,439
Alison E. Gers, Executive Vice President of the Bank	—	—	6,413	—	124,049
Joseph G. Keefer, Executive Vice President of the Bank	—	—	—	—	—
Francis J. Leto, Executive Vice President of the Bank	—	—	—	—	—

(1)	Includes the value of 197 phantom stock units held in the Deferred Bonus Plan for Executives.
(2)	No portion of these earnings were reported on the Summary Compensation Table as they did not result from above-market interest rates.

Deferred Bonus Plan for Executives

Our Deferred Bonus Plan for Executives is a non-qualified plan. The funds are held in a trust administered by the Bank’s Wealth Management Division. Under the plan, the participating executives may earn yields on their deferred compensation based on the yields on one or more different investment funds. For this purpose, participants may select among up to fourteen outside independent mutual funds and an investment in our common stock. Choosing the latter creates phantom stock. A share of phantom stock is economically equivalent to one share of common stock, but the holder does not have the right to receive an actual share of stock or to vote the phantom stock unit. The rates of return provided by the mutual funds for the investment options for the year 2010 ranged from 0.28% for the money market asset category to 32.98% for the small cap blend asset category. The rate of return on our stock was 1.76%. The rate of return, positive or negative, on the investment options is based on the actual performance of the mutual funds or our common stock. Each executive officer who participates in the plan may defer the receipt of his deferred compensation until (a) January of the following year, (b) retirement or other separation from employment, or (c) age 65 if he or she retires at an earlier age under the Pension Plan or the Supplemental Plans. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, a participant may request withdrawal of his/her deferred compensation. The right to receive future payments under the plan is an unsecured claim against our general assets.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below summarizes the compensation and benefits for each of our named executive officers in the event of a termination of the named executive officer’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the named executive officer’s termination of employment.

Payments upon Termination for Cause or Other Than for Cause – Performance Awards

Under the 2010 LTIP, if we terminate a named executive officer with or without cause as defined in the 2010 LTIP, then the named executive officer forfeits any shares of restricted stock subject to a restricted period or a performance goal.

If, at any time during a restricted period or within two years after termination of the named executive officer’s employment with the Corporation, the executive officer engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to the activities set forth below, (i) all unvested shares of restricted stock outstanding pursuant to the Performance Award as of the date on which the activity was engaged in shall be forfeited in their entirety, and (ii) for any restricted stock that has vested pursuant to the Performance Award and been delivered to the executive officer, the executive officer shall pay to the Corporation the market value of the restricted stock on the date of the grant or the day the named executive officer engaged in such activity, whichever is greater. The offending activities may include, but are not limited to:

•	conduct related to the executive officer’s employment for which either criminal or civil penalties against the executive officer may be brought;

•	violations of the Corporation’s policies, including, without limitation, the Corporation’s insider trading policy;

•	solicitation of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation;

•	solicitation or inducement of any individual who is an employee or director of the Corporation to the leave the Corporation or otherwise terminate their relationship with the Corporation;

•	disclosure or use of any confidential information or material concerning the Corporation in an inappropriate manner; or

•	participation in a hostile takeover attempt.

Payments upon Termination for Cause – Options

If we terminate a named executive officer for cause as defined in the applicable incentive compensation plans, then the named executive officer forfeits all vested and unvested stock option awards. The 2001 and 2004 Plans and the 2007 LTIP have varied definitions of “Cause,” but common themes include personal dishonesty, willful misconduct, breach of fiduciary duty, failure to perform duties, the willful violation of any law, rule or regulation that results in a loss to us, gross misconduct that is materially and demonstrably injurious to the Corporation or its successor, or violation of any judicial order or violation of any confidentiality, non-competition or non-solicitation provision in any agreement with us or any of our subsidiaries. Upon termination for cause, the named executive officer is entitled to receive the following amounts:

•	salary through the date of termination;

•	salary in lieu of unused paid time off; and

•	amounts contributed and accrued under our Deferred Bonus Plan for Executives.

Payment upon Termination Other Than for Cause – Options

Under the 2001 and 2004 Plans and the 2007 LTIP, if we terminate a named executive officer for reasons other than cause, or the named executive officer voluntarily terminates employment, then in addition to the amounts identified above under “Payments Upon Termination for Cause,” the named executive officer is entitled to:

•	retain all vested stock options (but unvested options become null and void); and

•

severance benefits, if the executive’s position has been eliminated or the executive is terminated without cause. Salary continuation benefits payable to the named executive officers are based on a formula of two weeks severance pay for each year of employment, with a minimum of six months salary continuation and a maximum of one-year salary continuation. We also continue medical benefits during the period when the salary continuation payments are made. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance. We retain discretion whether to pay these benefits.

If we terminate Mr. Peters’ employment for reasons other than cause (absent a change in control), then he is entitled to receive an amount equal to his full salary in effect on the date of termination in bi-weekly installments for two years or until his 65th birthday, whichever occurs first.

Payments upon Retirement, Death or Disability – Performance Awards

Under the 2010 LTIP, if a named executive officer’s employment is terminated by reason of normal or late retirement (with the consent of the Compensation Committee), early retirement or a transfer in a spinoff, death, or total and permanent disability (as determined by the Compensation Committee), then the executive officer will receive as vested stock a pro rated portion of the restricted stock based on the lapse of time since the date of grant, and the remainder of the restricted stock will be forfeited immediately. The pro rata portion of restricted stock that will vest is determined by a fraction, the numerator of which is the number of calendar months that have elapsed in the restricted period prior to the death, disability or retirement of the named executive officer, and the denominator of which is the number of months in the entire restricted period.

Payments upon Retirement – 2001 and 2004 Plans and 2007 LTIP

Under the 2001 and 2004 Plans and the 2007 LTIP, when the named executive officer retires, in addition to the items identified above, the named executive officer is entitled to the following:

•

vesting of all outstanding options issued pursuant to the 2001 and 2004 Plans, which need to be exercised within five years after retirement (or the expiration of the option period, if shorter). Currently, all outstanding options issued under the 2001 and 2004 Plans are fully vested; and

•	outstanding options issued under the 2007 Long-Term Incentive Plan will vest pursuant to the respective grant and vesting schedule approved by the Compensation Committee.

Payments upon Death

If a named executive officer dies, then in addition to the benefits listed in this “Potential Payments Upon Termination or Change in Control” Section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 and 2004 Plans and 2007 LTIP,” the named executive officer’s beneficiary will receive a benefit payment under our life insurance plan equal to two times the officer’s salary or $200,000, whichever is less.

Payments under Pension Plan and Supplemental Plans

If a named executive officer’s employment is terminated, the named executive officer retains the amounts accrued and vested under our Pension Plan and would receive the same pension benefits as would any other employee. A named executive officer is only eligible for payments under the Supplemental Plans in the event that he or she remains employed by the Bank at the earlier of his or her death or permanent disability, the attainment of his or her normal retirement age under the Pension Plan (age 65), or the attainment of his or her early retirement age (age 55 with fifteen years of credited service). However, the change in control agreements we have entered into with our named executive officers may make the executive officer eligible for increased benefits under the Supplemental Plans if employment is terminated within two years after a change in control of the Corporation (see footnote 3 to the Change in Control Benefits Table on page 48 of this Proxy Statement). The present value of the accumulated benefits under our Pension Plan and Supplemental Plans for each named executive officer is set forth in the Pension Benefits Table on page 48 of this Proxy Statement.

The following table shows the aggregate dollar amounts that would have been paid to each of the named executive officers if his or her employment were terminated as of December 31, 2010 for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)	Termination Other than for Cause(1)(12) ($)		Voluntary Termination(12) ($)		Death(2) ($)		Disability(3)(5) ($)
Frederick C. Peters II, Chief Executive Officer	$0	749,110	(4)	$—		$675,564	(8)	$185,658	(10)
J. Duncan Smith, Chief Financial Officer	0	115,179	(5)(6)	—		92,796	(8)	—
Alison E. Gers, Executive Vice President of the Bank	0	117,376	(5)(6)	—		280,830	(8)	—
Joseph G. Keefer, Executive Vice President of the Bank	0	180,016	(5)(7)	—		435,847	(8)	435,847	(11)
Francis J. Leto, Executive Vice President of the Bank	0	325,933	(5)(13)	322,000	(9)	—		—

(1)	For cases other than termination due to death or disability.
(2)

This column shows only the present value of the accrued benefit for the executive on termination for death. Payments other than insurance would be paid out in the form of a monthly pension payment. Payments under the Supplemental Plans or Pension Plan for participants who have not yet reached normal or early retirement age will be paid in a monthly pension payment at the time the participant would have reached eligibility for normal or early retirement. Each executive is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each executive, if he or she dies while employed by us.

(3)

This column shows only the cash payments we are obligated to make to an executive on termination for disability. Each executive, other than Mr. Leto, is also covered by a disability insurance policy that will pay a benefit of 70% of base monthly salary to a disabled executive. Please refer to the section titled “Potential Payments Upon Termination or Change in Control – Payments Upon Disability” on page 47 of this Proxy Statement for a more complete description of the benefit, which is payable for an indeterminate period.

(4)

This includes the aggregate dollar amount of Mr. Peters’ annual salary in effect on the date of the termination, payable in bi-weekly installments for two years. This severance payment is provided for in Mr. Peters’ employment contract. It also includes medical/dental payments for six months in accordance with our severance policy (see footnote 5).

(5)

Severance and medical/dental payments are calculated in accordance with our policy on severance pay as in effect on December 31, 2010. The policy provides that a decision to pay severance is at our discretion. The amounts we may pay may change at any time, or we may terminate the severance policy at any time.

(6)	Includes severance payments equal to six months of salary, and six months of medical and dental coverage expense (see footnote 5).
(7)	Includes severance payments equal to 40 weeks of salary, and 40 weeks of medical and dental coverage expense (see footnote 5).
(8)

In addition to the $200,000 one-time death benefit described in footnote 2 above, the executive would be entitled to the listed amount in pension benefit payments that would become payable to his or her spouse upon the date he or she would have turned 65, assuming his or her spouse survives to that date.

(9)

Pursuant to Mr. Leto’s restrictive covenant agreement with the Bank, the Bank may bind Mr. Leto to the restrictive covenants in the agreement upon his voluntary termination upon payment equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination. This is not an automatic payment, but is instead paid at the option of the Bank.

(10)

Represents the cash payment we are obligated to make, in addition to the disability insurance benefits indicated in footnote 3, equal to Mr. Peters’ full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are only obligated to pay his full salary through the last day of the month after his receipt of a notice of termination.

(11)

Represents the pension benefit payments due to Mr. Keefer, in addition to the disability insurance benefits indicated in footnote 3, upon his total and permanent disability. Mr. Keefer would be eligible to start drawing the pension at age 55, and would be credited with imputed service for purposes of the benefit formula until age 55 as if he had still been working (thereby increasing the benefit amount). Alternatively, Mr. Keefer could elect to defer the pension until age 65, and the imputed service would continue to grow until the earlier of age 65 or the date he ceased to be totally and permanently disabled.

(12)	Salaries used in calculating the amounts in the table are based on the named executive officer’s base salary at December 31, 2010.
(13)

Includes severance payments pursuant to Mr. Leto’s restrictive covenant agreement with the Bank equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination, as well as one year of medical and dental coverage expense (see footnote 5).

Payments upon Disability

If a named executive officer becomes disabled, then in addition to the benefits listed in this “Potential Payments Upon Termination or Change in Control” Section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 and 2004 Plans and 2007 LTIP,” the named executive officer, other than Mr. Leto, will be entitled to a periodic benefit for an indeterminate period equal to 70% of the officer’s base monthly income. Pursuant to the terms of Mr. Peters’ employment agreement, if his employment had terminated on December 31, 2010 due to disability, he would have been entitled to the payment of his full salary for the 180-day elimination period under the disability insurance policy.

Payments Upon Change of Control – Performance Awards

Upon a change in control, a pro rata portion of all outstanding Performance Awards under the 2010 LTIP are payable ten days after the change in control. The amount payable is determined by assuming that one hundred percent of each Performance Award was earned at the target levels and then multiplying the earned amount by a fraction, the numerator of which is the number of months that have elapsed in the applicable performance period prior to the change in control and the denominator of which is the total number of months in the performance period. The pro rata portion of the Performance Awards that is not payable in accordance with the formula described in the preceding sentence is immediately forfeited.

Payments Upon Change of Control

Change in Control Agreements

We have entered into change in control agreements with each named executive officer. The agreements contain a double trigger for payments. A change of control must occur and the executive officer must be terminated either (a) without cause by us, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. Benefits under the change in control agreements are listed in the following table.

Change in Control Benefits(1)

Name	3x Salary(5)	Cash Payment for Options(2)	Discretionary Bonus	Present Value of Increased Pension Benefit(3)	Welfare Benefits(4) for Three Years	Unused Paid Time Off	Career Counseling Services
Frederick C. Peters II, Chief Executive Officer	$1,111,107	$174,000	$135,000	$196,162	$50,235	$23,884	$15,000
J. Duncan Smith, Chief Financial Officer	658,474	—	75,000	55,591	32,597	30,813	15,000
Alison E. Gers, Executive Vice President of the Bank	669,022	18,400	87,500	63,822	35,234	8,577	15,000
Joseph G. Keefer, Executive Vice President of the Bank	665,190	11,500	70,000	62,112	36,874	13,645	15,000
Francis J. Leto, Executive Vice President of the Bank	756,000	2,400	80,000	—	25,933	15,023	15,000

(1)

The table assumes that a change in control occurred and the named executive officer’s employment with the Corporation terminated as of December 31, 2010. The table further assumes that the Compensation Committee awarded the named executive officer the bonus for the named executive officer’s performance in 2010 listed in the Summary Compensation Table set forth on page 34 of this Proxy Statement. The table further assumes that the named executive officer does not obtain employment within three years after his or her termination of employment and welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2010, the named executive officer is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)

Based on the difference between the price of our common stock on December 31, 2010 of $17.45, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in the Outstanding Equity Awards Table beginning on page 39 of this Proxy Statement.

(3)

Represents the present value of a non-qualified pension benefit under our Supplemental Plans for three years of credited service. 2010 standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 6.00%, assumed retirement age of 65 and the 2010 mortality tables under the Pension Protection Act of 2006.

(4)

Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

(5)	Calculated based on the named executive officer’s base salary at December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with the Nasdaq Stock Market on which our common stock is traded. Based on our records and other information available to us, we believe that, except as set forth below, no person who was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act at any time during the fiscal year ended December 31, 2010, or prior fiscal years, failed to file on a timely basis any Forms 3, 4 or 5, or any amendments thereto, required to be filed pursuant to Section 16(a) of the Exchange Act, except for the inadvertent failure to timely report two transactions on Form 4 for Donald S. Guthrie in connection with the exchange of First Keystone shares for Corporation shares in the First Keystone transaction.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2010. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

George W. Connell, Jr. was employed by us during 2010 as a Senior Vice President in the Bank’s Wealth Management Division. We paid Mr. Connell total compensation of approximately $155,794.92 in 2010 which includes salary, commissions, incentives, benefits and 401(k) contributions made by the Bank. Mr. Connell’s father, George W. Connell, Sr., is a beneficial owner of more than 5% of our common stock.

Bruce G. Leto, a brother of our director and Executive Vice President Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $674,735 in fees during 2010. Bruce Leto’s indirect interest in these fees was approximately $28,285, computed without regard to the amount of profit or loss.

Our Audit Committee Charter requires our Audit Committee to approve certain related party transactions. Our written Policy on Related Party Transactions establishes procedures for the Audit Committee’s review and approval of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year are excepted transactions. The following types of transactions are preapproved transactions:

•	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;

•	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;

•

transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

•	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

•	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;

•	the extent of the related person’s interest in the transaction; and

•	other factors the committee deems appropriate.

For loan transactions, our written Regulation O Policy requires the Executive Committee to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2010, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), (c) discussed the independence of KPMG with KPMG, and (d) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2010 to be filed with the SEC.

Respectfully submitted:

Scott M. Jenkins, Chair

Thomas L. Bennett

Britton H. Murdoch

B. Loyall Taylor, Jr.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A proposal will be presented at the Annual Meeting to ratify the February 25, 2011 appointment by the Board of Directors of KPMG as the Corporation’s independent registered public accounting firm for 2011. KPMG served as the Corporation’s independent registered public accounting firm in 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2011. KPMG audited our financial statements for the fiscal year ended December 31, 2010. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by KPMG in 2009 and 2010 for these various services were:

	2009	2010
Audit Fees	$315,672	$841,198

Audit Related Fees	270,200	59,373

Tax Fees	50,000	70,000

Total Fees	$635,872	$970,571

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2009 and 2010 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting, and review of financial statements included in our Form 10-Q and Form 10-K filings. The increase in audit fees in 2010 related to services KPMG rendered in connection with a comfort letter, SEC filings and services related to the acquisition of First Keystone.

Audit Related Fees. These are fees for services performed by KPMG in 2009 and 2010 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards. In addition, for 2009, KPMG’s services included audits of the common trust funds managed by the Wealth Management Division.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. This includes preparation of our tax returns and our consolidated subsidiaries, tax research and tax advice.

Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2010 were preapproved by the Audit Committee.

In the event the selection of KPMG as our auditor for 2011 is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

SHAREHOLDER PROPOSALS FOR 2012

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2012 Annual Meeting of Shareholders must be received by the Corporation no later than November 30, 2011 which is 120 days prior to the anniversary of the mailing date of this Proxy Statement. However, if the date of the 2012 Annual Meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2012 Annual Meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2012 Annual Meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by February 13, 2012 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Company sends its proxy materials), we will have the right to exercise our discretionary voting authority on that proposal. The persons designated in the Corporation’s proxy card will be granted discretionary voting authority with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of our Annual Report for the fiscal year ended December 31, 2010, containing, among other things, financial statements examined by our independent registered public accounting firm, was mailed with this Proxy Statement on or about March 28, 2011, to the shareholders of record as of the close of business on March 10, 2011.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, Geoffrey L. Halberstadt, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.bmtc.com on the Investor Relations – SEC Filings page and clicking on Latest 10-K.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

GEOFFREY L. HALBERSTADT

Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to shareholder meeting date.

Bryn Mawr Bank Corporation

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INTERNET

http://www.proxyvoting.com/bmtc

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

FOLD AND DETACH HERE

Please indicate below your vote for the following proposals:

Please mark your votes as indicated in this example

The Board Recommends

FOR WITHHOLD AUTHORITY *EXCEPTIONS

1. ELECTION OF DIRECTORS

To vote for the election of all nominees below.

The Board recommends a vote FOR proposal #1.

NOMINEE CLASS I – TERM TO EXPIRE IN 2015:

01 Donald S. Guthrie

02 Scott M. Jenkins

03 Jerry L. Johnson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

The Board Recommends

FOR AGAINST ABSTAIN

2. SAY-ON–PAY

To approve a non-binding advisory vote on executive officer compensation.

The Board recommends a vote FOR proposal #2.

The Board Recommends

1 year 2 years 3 years ABSTAIN

3. SAY-ON–FREQUENCY

To approve a non-binding advisory vote on the frequency of the advisory vote on executive officer compensation in future years.

The Board recommends a vote FOR every 1 year on proposal #3.

The Board Recommends

FOR AGAINST ABSTAIN

4. CONFIRMATION OF AUDITORS:

To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2011.

The Board recommends a vote FOR proposal #4.

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted “FOR” proposals 1, 2 and 4, and “FOR” every 1 year on proposal 3. The Proxies are authorized to vote in their discretion as to all other matters that may come before the 2011 Annual Meeting.

Mark Here for Address Change or Comments SEE REVERSE

Please Sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Signature

Signature

Date

,2011

Directions to St. Davids Golf Club

From turnpike at Valley Forge Exit – Exit at route 202 South to Swedesford Road exit. Make left onto Swedesford Road. Make a left on Old Eagle School then a left on Upper Gulph Road. Follow approximately a 1/4 mile to Radnor Road and make a right. Follow for about a 1/4 mile and the Club entrance is on the left just before the Valley Forge Military Academy Chapel.

From Schuykill Expressway (Route 76) – Take Blue Route (476) South then follow directions for Blue Route going South. From Blue Route (Route 476) going South – Take the St. Davids/Villanova exit (13) make a right onto Route 30 and an immediate left onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an 1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Blue Route (Route 476) going North – Take the St. Davids/Villanova exit (13) and cross over Route 30 onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an 1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From LancasterAvenue (Route 30) – Traveling east, turn left in Strafford at Eagle Road (Spread Eagle Village, Mobile Station). Follow through one flashing light to second traffic light (Radnor Street Road). Turn left (you will see sign for Valley Forge Military Academy). Club is approximately 1/8 mile on right side.

From Lancaster Avenue (Route 30) – Traveling west, turn right at King of Prussia Road (just past Blue Route overpass). Go to third traffic light, about one mile, turn left on Eagle Road. Go about 3/4 mile to first traffic light. Turn right past Valley Forge Military Academy to club entrance 1/4 mile on right.

A special invitation to all shareholders . . .

Think about us as more than an investment. Make us your bank!

Let us help you with:

• investment management

• tax planning and return preparation

• personal banking

• business loans and services

• cash management

• retirement services

• fiduciary services

• insurance services

Please call me at (610) 581-4800. Thank you.

Sincerely,

Ted Peters

Chairman and Chief Executive Officer

FOLD AND DETACH HERE

Bryn Mawr Bank Corporation

ANNUAL SHAREHOLDERS’ MEETING APRIL 27, 2011

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints, J. Duncan Smith and Marie D. Connolly as proxies, each with the power to appoint his or her substitute (such proxies together with any duly appointed substitute, “proxies”), and hereby authorizes each of them with the power to appoint his or her substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 10, 2011, at the Corporation’s Annual Meeting of Shareholders to be held at 11:00 A.M. on April 27, 2011, at St. Davids Golf Club, 845 Radnor Street Road, Wayne, Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE OR VOTE YOUR PROXY BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments

(Mark the corresponding box on the reverse side)

(OVER TO VOTE FOR THE PROPOSAL)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

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